AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SOUTHERN CONNECTICUT BANCORP, INC.

              The original Certificate of Incorporation was filed with the Secretary of State on November 8, 2000. This Amended and Restated Certificate of Incorporation amends and restates the original Certificate of Incorporation in its entirety.

ARTICLE I
NAME OF CORPORATION

The name of this corporation shall be SOUTHERN CONNECTICUT BANCORP, INC.

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the Corporation’s initial registered office in the State of Connecticut is c/o The Bank of Southern Connecticut, 215 Church Street, New Haven, Connecticut 06510. The Corporation’s initial registered agent is Joseph V. Ciaburri. The initial registered agent’s business address is c/o The Bank of Southern Connecticut, 215 Church Street, New Haven, Connecticut 06510 and his residence address is Oronoque Forest, 551 Muirfield Lane, West Haven, Connecticut 06516.

ARTICLE III
CORPORATE PURPOSE

The Corporation is being formed for the purpose of holding the common stock of The Bank of Southern Connecticut and to engage in any lawful act or activity for which corporations may be formed under the Connecticut Business Corporation Act.

ARTICLE IV
BOARD OF DIRECTORS

Powers. All the powers of the Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of the Corporation. In furtherance and not in limitation of that power, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time Bylaws of the Corporation, subject to the right of the shareholders entitled to vote with respect thereto to adopt, alter, amend and repeal Bylaws made by the Board of Directors.

Membership of Board. The Board of Directors shall consist of not less than three (3) nor more than twelve (12) Directors. The number of Directors at any time within such maximum and minimum shall be either the number fixed by resolution of the Directors or, in the absence of such a resolution, the number of Directors elected at the preceding annual meeting of shareholders; provided, however, that such number may be increased or decreased at any time by vote of the Directors. If the number of directors is changed by resolution of the Board of Directors pursuant to this Article IV, any increase or decrease shall be apportioned among the classes so as to maintain the same percentage in each class of the total, as near as may be; but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

Division into Classes. The Board of Directors shall be divided into three classes, designated as Class I, Class II and Class III, with each class containing approximately the same percentage of the total, as near as may be; and the term of office of directors of one class shall expire at each annual meeting of shareholders, and in all cases until their successors shall be elected and qualified, or until their earlier resignation, removal from office, death or incapacity. The initial term of office of Class I shall expire at the annual meeting of shareholders in 2002; that of Class II shall expire at the annual meeting of shareholders in 2003; and that of Class III shall expire at the annual meeting of shareholders in 2004, and in all cases as to each director until his or her successor shall be elected and qualified, or until his or her earlier resignation, removal from office, death or disability. Subject to the foregoing, at each annual meeting of shareholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting of shareholders or until their successors are elected and qualified. Shareholders may remove a director only for cause.

Vacancies. If a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, the Board of Directors shall have the exclusive right to fill the vacancy and, if the remaining directors constitute fewer than a quorum of the board, the directors may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office.

ARTICLE V
QUORUM AND VOTING REQUIREMENTS
FOR CERTAIN SHAREHOLDER ACTIONS

Except as provided in this Article, at any regular or special meeting of the shareholders, a majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter and, with the exception of the election of directors where a plurality of votes shall suffice for election, the matter shall be carried if the votes favoring the action exceed the votes opposing it. The following matters shall require that two-thirds (2/3) of the votes entitled to be cast must be present for a quorum and that two-thirds (2/3) of the votes present and entitled to be cast must be cast in favor of the matter for it to be carried:

1.  removal of a director;

2.  modification or repeal of Article VIII of this Certificate of Incorporation,

3.  a change in this provision on quorum and voting requirements, or

4.  a change in the division of the Board into classes.

ARTICLE VI
CAPITAL STOCK

The total authorized amount of capital stock of this Corporation shall be three million (3,000,000) shares, of which two and a half million (2,500,000) shares shall be common stock, par value $0.01 per share and of which five hundred thousand (500,000) shares shall be preferred stock. The Board of Directors shall have authority to authorize the issuance, from time to time, without any vote or other action by the shareholders, of any or all shares of stock of the Corporation of any class or series at any time authorized, and any securities convertible into or exchangeable for any such shares, and any options, rights, or warrants to purchase or acquire any such shares, in each case to such persons and on such terms (including as a dividend or distribution on or with respect to, or in connection with a split or combination of, the outstanding shares of stock of the same or any other class or series) as the Board of Directors from time to time in its discretion lawfully may determine. The Board of Directors may determine the preferences, limitations and relative rights, to the extent permitted by the Act, of any class of shares of Preferred Stock before the issuance of any shares of that class, or of one or more series within a class before the issuance of any shares of that series. Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The Preferred Stock of all series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series of the same class. The capital stock of this Corporation may be increased or decreased from time to time, in accordance with the provisions of the laws of the State of Connecticut.

              No holder of shares of the capital stock of any class of the Corporation shall have any preemptive or preferential right of subscription to any shares of any class of stock of the Corporation, whether now or hereafter authorized, or to any obligations convertible into stock of the Corporation, issued or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors, in its discretion may from time to time determine and at such price as the Board of Directors may from time to time fix.

              The Corporation may, at any time and from time to time, authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.

ARTICLE VII
DURATION

              The corporate existence of this Corporation shall continue until terminated according to the laws of the State of Connecticut.

ARTICLE VIII
INDEMNIFICATION AND LIMITATION OF LIABILITY

              (a)   The Corporation shall indemnify its Directors to the fullest extent permitted by law for liability, as defined in Section 33-770(5) of the Connecticut General Statutes, to any person for any action taken, or any failure to take any action, as a Director, except liability that (1) involved a knowing and culpable violation of law by the Director, (2) enabled the Director or an associate (as defined in Section 33-840 of the Connecticut General Statutes) to receive an improper personal gain, (3) showed a lack of good faith and conscious disregard for the duty of the Director to the Corporation under circumstances in which the Director was aware that his conduct or omission created an unjustifiable risk of serious injury to the Corporation, (4) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the Director’s duty to the Corporation, or (5) created liability under section 33-757 of the Connecticut General Statutes. Notwithstanding the preceding sentence, the Corporation shall not be required to indemnify an indemnitee in connection with a proceeding (or part thereof) commenced by the Corporation against the indemnitee or commenced by the indemnitee against the Corporation. This Article shall not affect the indemnification or advance of expenses to a Director for any liability stemming from acts or omissions occurring prior to the effective date of this Article. Any lawful repeal or modification of this Article or adoption of any provision inconsistent herewith by the Board of Director and the shareholders of the Corporation shall not, with respect to a person who is or was a director adversely affect any right to indemnification of such person existing at or prior to the effective date of such repeal, modification or adoption of a provision inconsistent herewith.

              (b)  The personal liability of any directors to the Corporation or its shareholders for monetary damages for breach of duty as a director shall be limited to an amount equal to the compensation received by the director for serving the Corporation as a director during the year of the violation if such breach did not:

                      (1)  involve a knowing and culpable violation of law by the director;

                      (2)  enable the director or an associate, as defined in Section 33-840 of the Connecticut General Statutes, to receive an improper personal economic gain;

                     (3)  show a lack of good faith and a conscious disregard for the duty of the director to the Corporation under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Corporation;

                     (4)  constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the Corporation; or

                     (5)  create liability under Section 33-757 of the Connecticut General Statutes.

Any lawful repeal or modification of this provision by the shareholders and the Board of Directors of the Corporation shall not adversely affect any right or protection of a Director existing at or prior to the time of such repeal or modification.

ARTICLE IX
INCORPORATOR

The name and address of the Corporation's sole incorporator is Joseph V. Ciaburri, Oronoque Forest, 551 Muirfield Lane, West Haven, Connecticut 06516.

              I, THE UNDERSIGNED, being the incorporator hereinafter named, for the purpose of forming a corporation pursuant to the Act, do hereby make and file this Certificate hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 16th day April, 2001.

/s/ Joseph V. Ciaburri
Joseph V. Ciaburri

The foregoing designation as Registered Agent for
SOUTHERN CONNECTICUT BANCORP, INC. is hereby accepted.

/s/ Joseph V. Ciaburri
Joseph V. Ciaburri